Exhibit 5.1

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111
April 30, 2007
Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, North Carolina 27607
Re: Offering of Floating Rate Senior Notes and Fixed Rate Senior Notes
Ladies and Gentlemen:
We have acted as counsel for Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”), in connection with the execution and delivery by the Company of that certain Underwriting Agreement, dated April 25, 2006, among the Company and the underwriters named on Schedule I thereto (the “Underwriting Agreement”) relating to the sale of (i) $225,000,000 aggregate principal amount of Floating Rate Senior Notes due 2010 of the Company (the “Floating Rate Senior Notes”) and (ii) $250,000,000 aggregate principal amount of 6 1/4% Senior Notes due 2037 of the Company (the “Fixed Rate Senior Notes” and together with the Floating Rate Senior Notes, the “Securities”). The Floating Rate Senior Notes are being issued under that certain Indenture, dated as of the date hereof (the “Base Indenture”), between the Company and Branch Banking & Trust Company, Inc., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof (the “First Supplemental Indenture” and together with the Base Indenture, the “Floating Rate Senior Notes Indenture”), between the Company and the Trustee. The Fixed Rate Senior Notes are being issued under the Base Indenture as supplemented by the Second Supplemental Indenture, dated as of the date hereof (the “Second Supplemental Indenture” and together with the Base Indenture, the “Fixed Rate Senior Notes Indenture”), between the Company and the Trustee. The Fixed Rate Senior Notes Indenture and the Floating Rate Senior Notes Indenture are collectively referred to as the “Indenture”. The Securities are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and have been registered under the Company’s Registration Statement on Form S-3 (File No. 333-142343) (the “Registration Statement”).
In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the final prospectus supplement dated April 25, 2007 relating to the offer of the Securities, the Underwriting Agreement, the Indenture, the certificate evidencing the Securities, the Officers’ Certificate of the Company dated April 30, 2007 and delivered to the Trustee pursuant to the Indenture, the written order of the Company dated April 30, 2007 and delivered to the Trustee pursuant to the Indenture, and such other instruments, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In all such examinations we have assumed the genuineness of all signatures on original or certified or otherwise identified

Martin Marietta Materials, Inc.
April 30, 2007

documents and the conformity to original or certified or otherwise identified documents of all copies submitted to us as conformed or photostatic copies. As to questions of fact material to such opinions, we have relied without independent investigation upon representations set forth in the Underwriting, certificates of officers of the Company and certificates of public officials. We have assumed (i) the accuracy of all factual matters contained therein and have made no independent investigation or other effort to confirm the accuracy of such factual matters; (ii) the due organization, valid existence and good standing of all parties under all applicable laws; (iii) the legal right and power of all parties under all applicable laws and regulations to enter into, execute and deliver such documents, agreements and instruments; and (iv) the due authorization of all documents, agreements and instruments (including the Indentures and the Securities) by all parties thereto.
On the basis of the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Securities, when executed and authenticated in accordance with the Indenture and delivered and paid therefor as provided in the Underwriting Agreement, will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and will be entitled to the benefits of the Indenture.
This opinion is being rendered solely in connection with the registration of the offering and sale of the Securities pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.
This opinion is limited to the laws of the State of New York and the Delaware General Corporation Law, which includes the statutory provisions, applicable provisions of the Delaware constitution and reported judicial decisions interpreting such provisions.
Very truly yours,
/s/ Willkie Farr & Gallagher LLP